Exhibit 99.2

Nutanix Announces Share Repurchase Program

Program Authorizes Repurchase of up to $350 Million of Class A Common Stock

SAN JOSE, Calif.--(BUSINESS WIRE)--August 31, 2023--Nutanix (NASDAQ: NTNX), a leader in hybrid multicloud computing, today announced that its Board of Directors has authorized the repurchase of up to $350 million of its Class A common stock.

“We remain focused on investing in our business to support profitable growth and on delivering strong returns for shareholders. This share repurchase program is consistent with these objectives and a reflection of the confidence we have in our long-term market opportunity and financial outlook,” said Nutanix CFO, Rukmini Sivaraman.

Nutanix may repurchase shares from time to time through open market purchases, in privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions. The timing and amount of share repurchases will depend upon prevailing stock prices, business and market conditions, corporate and regulatory requirements, alternative investment opportunities and other factors. The authorization has no expiration date and may be modified, suspended or discontinued at any time and does not obligate Nutanix to repurchase any minimum number of shares. No assurance can be given that any particular amount of shares will be repurchased.

About Nutanix

Nutanix is a global leader in cloud software, offering organizations a single platform for running apps and data across clouds. With Nutanix, companies can reduce complexity and simplify operations, freeing them to focus on their business outcomes. Building on its legacy as the pioneer of hyperconverged infrastructure, Nutanix is trusted by companies worldwide to power hybrid multicloud environments consistently, simply, and cost-effectively. Learn more at www.nutanix.com or follow us on social media @nutanix.

© 2023 Nutanix, Inc. All rights reserved. Nutanix, the Nutanix logo, and all Nutanix product and service names mentioned herein are registered trademarks or unregistered trademarks of Nutanix, Inc. (“Nutanix”) in the United States and other countries. Other brand names or marks mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s).

Forward-Looking Statements

This release contains express and implied forward-looking statements, including, but not limited to, statements regarding the Company’s plans for share repurchase, the Company’s focus on investing in its business to support profitable growth and delivering strong returns for shareholders, and the Company’s confidence in its long-term market opportunity and financial outlook. These forward-looking statements are not historical facts and are instead based on Nutanix’s current expectations, estimates and beliefs. The accuracy of such statements involves risks and uncertainties and depends upon future events, including those that may be beyond Nutanix’s control, and actual results may differ materially and adversely from those anticipated or implied by such statements, including, but not limited to: our ability to make share repurchases; business and market conditions; the possibility that the share repurchase program may be suspended or discontinued; and other risks as detailed in Nutanix’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 21, 2022 and subsequent filings with the SEC, which should be read in conjunction with this release. Any forward-looking statements included herein speak only as of the date hereof and, except as required by law, Nutanix assumes no obligation to update or otherwise revise any of such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Investor Contact:
ir@nutanix.com

Media Contact:
pr@nutanix.com